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                                                                     EXHIBIT 4.2


                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


         THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT ("AGREEMENT") made as of the date last below written, by and among Transitional Care of America, Inc., a Delaware corporation (the "COMPANY"), those persons whose names are set forth on Schedule I hereto (hereinafter sometimes referred to collectively as the "FOUNDERS" and singularly as a "FOUNDER") and those persons whose names are set forth on Schedule II hereto (hereinafter sometimes referred to collectively as the "INVESTORS" and singularly as an "INVESTOR") (the Investors and the Founders being sometimes referred to herein collectively as the "PARTIES" and singularly as a "PARTY").

         WHEREAS, the Founders are the holders of an aggregate of 242,200 shares of common stock, $0.001 par value, of the Company (the "COMMON STOCK");

         WHEREAS, certain of the Investors acquired an aggregate of 630,000 shares of Series A Convertible Preferred Stock (the "SERIES A PREFERRED SHARES")of the Company pursuant to the terms of a Series A Convertible Preferred Stock Purchase Agreement dated as of December 30, 1994 between the Company and certain of the Investors (the "SERIES A PURCHASE AGREEMENT"); and

         WHEREAS, the Investors are acquiring an aggregate of 405,994 shares of Series B Convertible Preferred Stock of the Company (the "SERIES B PREFERRED SHARES" and collectively with the Series A Preferred Shares the "PREFERRED SHARES") pursuant to the terms of a Series B Convertible Preferred Stock Purchase Agreement dated the date hereof between the Company and the Investors (the "SERIES B PURCHASE AGREEMENT"); and

         WHEREAS, it is a condition to the obligations of the Investors under the Series B Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parties hereby agree with each other as follows:

         1. PROHIBITED TRANSFERS. None of the Founders shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Founders Shares (as hereinafter defined) owned by him or it except in compliance with the terms of this Agreement and, in the case of David W. Cross ("CROSS") and John R. Lewis ("LEWIS"), a Stock Repurchase Agreement by and between the Company and each of Cross and Lewis, dated December 30, 1994. For purposes of this Agreement, the term "FOUNDERS SHARES" shall mean and include all shares of capital stock of the Company, now owned or hereafter acquired by a Founder,


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provided however, with respect to Three Arch Partners, L.P. and Three Arch
Associates, L.P. it shall include only those shares of Common Stock acquired by them as of December 30, 1994.

         2. RIGHT OF FIRST REFUSAL. The Company shall, prior to any issuance by the Company of any of its securities (other than debt securities with no equity feature), offer to each Investor by written notice the right, for a period of fifteen (15) days, to purchase for cash at an amount equal to the price or other consideration and on the material terms for which such securities are to be issued, a number of such securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such securities that are so convertible, exercisable or exchangeable), such Investor will continue to maintain its same proportionate equity ownership in the Company as of the date of such notice (treating each Investor, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Investor on the date such offer is made, upon conversion, exercise or exchange of other securities of the Company held by such Investor into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise and exchange of all such other securities held by other persons); provided, however, that the first refusal rights of the Investors pursuant to this Section 2 shall not apply to securities issued (A) upon conversion of any of the Preferred Shares, (B) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (C) pursuant to subscriptions, warrants, options, convertible securities, or other rights which are listed in
Schedule II, Section 2.04 to the Series B Purchase Agreement as being outstanding on the Closing Date (as that term is defined in the Series B Purchase Agreement), (D) solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity, (E) pursuant to a firm commitment public offering, (F) pursuant to the exercise of options to purchase Common Stock granted to directors, officers, employees or consultants of the Company pursuant to a plan approved by a majority of the members of the Board of Directors, not to exceed in the aggregate 142,800 shares (in each case appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) less the number of shares (as so adjusted) issued pursuant to options outstanding on the Closing Date and listed on Schedule II, Section 2.04 to the Series B Purchase Agreement pursuant to clause (C) above (the shares exempted by this clause (F) being hereinafter referred to as the "RESERVED EMPLOYEE SHARES"), (G) options, warrants, convertible securities or other rights to purchase Common Stock issued with the approval of a majority of the Board of Directors and the approval of the Company's Chief Executive Officer in transactions with directors, officers, employees, vendors, suppliers, customers, lessors or consultants, the primary purpose of which is not to raise additional equity capital for the Company, and (H) upon the exercise of any right which was not itself in violation of the terms of this Section 2. The amount of securities to be issued by the Company that each Investor is entitled to purchase under this Section 2 shall be referred to as that Party's "PRO RATA PORTION." The Company's written notice to the Investors shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. The Investors shall





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have a right of oversubscription such that if any Investor fails to accept the offer as to its Pro Rata Portion, the other Investors shall, among them, have the right to purchase up to the balance of the offered securities not so purchased. Such right of oversubscription may be exercised by an Investor by accepting the offer as to more than its Pro Rata Portion. If, as a result thereof, such oversubscriptions exceed the total number of offered securities available in respect of such oversubscription privilege, the oversubscribing Investors shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Portions or as they may otherwise agree among themselves. Each Investor may accept the Company's offer as to the full number of securities offered to all the Parties or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid fifteen (15) day period, in which event the Company shall sell within thirty (30) days and such Party shall buy, upon the terms specified, the number of securities agreed to be purchased by such Investor. The Company shall be free at any time prior to ninety (90) days after the date of its notice of offer to the Investors, to offer and sell to any third party or parties the number of such securities not agreed by the Investors to be purchased by them, at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Investors. However, if such third party sale or sales are not consummated within such ninety (90) day period, the Company shall not sell such securities as shall not have been purchased within such period without again complying with this Section 2. In the event that any securities are offered to the Investors pursuant to this Section 2 and the per share offering price is $10.00 or less (subject to adjustment for stock splits, stock dividends, combinations of shares, recapitalizations and the like), then the Founders shall have the right to participate on a pro-rata converted basis along with the Investors with respect to such offering on the same terms and conditions as the Investors.

         3.      RIGHT OF FIRST OFFER ON DISPOSITIONS.

                 (a) If at any time any Founder desires to sell all or any part of his or its Founder Shares such Founder (the "OFFEROR") shall submit a written offer (the "OFFER") to sell such Founders Shares (the "OFFERED SHARES") to the Company. The Offer shall disclose the Offered Shares proposed to be sold, the total number of Founders Shares owned by the Offeror, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement, all of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

                 (b) The Company shall have the absolute right to purchase all but not less than all of the Offered Shares. If the Company elects to exercise its right of purchase, the Company shall give notice of such exercise to the Offeror no later than fifteen (15) days after receipt of the Offer.

                 (c) Sales of the Offered Shares to be sold to the Company pursuant to this Section 3 shall be made at the offices of the Company, unless otherwise arranged by the respective parties,





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on the 30th day following the date the Offer is made (or if such 30th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the selling Founder's delivery to the Company of a certificate or certificates evidencing the Offered Shares to be purchased by the Company, duly endorsed for transfer to the Company, against payment to the selling Founder of the purchase price therefor.

                 (D) If the Company does not communicate its desire to purchase all of the Offered Shares, within fifteen (15) days of the date of the Initial Notice, the Offered Shares may be sold by the selling Founder at any time within 180 days after the date the Offer is made, subject to the provisions of paragraph (e) of this Section 3 and of Section 5. Any such sale shall be to any one or more of the Proposed Offerees (as defined below), at not less than ninety percent (90%) of the price and upon other terms and conditions, if any, not more favorable to the Proposed Offerees than those specified in the Offer. Any such Offered Shares not sold within such 180-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3.

                 (E) The Offeror must give written notice to the Company of the identities of the proposed purchaser(s) ("Proposed Offerees") of the Offered Shares. The Company may withhold its consent to the sale of the Offered Shares to the Proposed Offeree(s) within five (5) business days after receipt of Offeror's notice respecting such Proposed Offerees, provided that the Board of Directors of the Company, in good faith, articulates reasons why the proposed sale of any or all of the Offered Shares to the Proposed Offerees would materially adversely affect the Company. Any such withholding of consent shall be based upon written documentation, which documentation shall be furnished to the Offeror concurrently with the Company's notice of withholding consent. If the Company does not withhold its consent to the sale of the Offered Shares to the Proposed Offeree(s) within said five (5) business days, the Offeror may sell the Offered Shares to the Proposed Offerees pursuant to the terms and conditions of Section (d) of this Section 3.

         4. LIMITED WAIVER OF PRE-EMPTIVE RIGHTS. Each of the Parties waives any pre-emptive rights such Party may have to purchase any additional equity securities arising out of or in connection with the issuance of the 405,994 shares of Series B Convertible Preferred Stock to the Investors pursuant to the Series B Purchase Agreement. Said waiver is limited to the issuance of the aforementioned shares.

         5. PERMITTED TRANSFERS. Anything herein to the contrary notwithstanding, the provisions of Sections 1 and 3 shall not apply to: (i) any transfer of Founders Shares by a Founder by gift or bequest or through inheritance to, or for the benefit of, any member or members of such Founder's immediate family; (ii) any transfer of Founders Shares by a Founder to a trust in respect of which such Founder serves as trustee, provided that the trust instrument governing said trust shall provide that such Founder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Founders Shares until the termination of this Agreement; (iii) any sale or transfer of Founders Shares to the Company; (iv) any sale of Founders Shares pursuant to the Company's initial underwritten





Amended and Restated Stockholders' Agreement                              Page 4

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public offering; and (v) any sale or transfer of Founders Shares by a Founder to an affiliate, partner or shareholder of such Founder. In the event of any such transfer, other than pursuant to clauses (iii) or (iv) of this Section 5, or a transfer pursuant to clause (v) of this Section 5 where such affiliate, partner, or shareholder acquires less than twenty-five percent (25%) of such Founder's total number of Founders Shares, the transferee of the Founders Shares shall hold the Founders Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by, this Agreement and shall be deemed a Founder for all purposes hereof.

         6. ELECTION OF DIRECTORS. Each Party agrees to vote all of his or its shares (including all shares of capital stock of the Company, whether now owned or hereafter acquired and whether or not owned by a Party, (the "SHARES")) at all elections of directors of the Company so that the Board of Directors of the Company shall consist of seven members. Pursuant to the foregoing, each Party agrees to vote his or its Shares to cause and maintain the election to the Board of Directors of the Company of three persons designated by the Founders, and three persons designated by the Investors. On the date hereof, the three persons designated by the Founders shall be David W. Cross, David L. Steffy and James M. Usdan, and the three persons initially designated by the Investors shall be Jeffrey J. Collinson, Wilfred E. Jaeger and James B. Tananbaum, and there shall be one vacancy to be designated by the Investors. So long as David W. Cross is the President of the Company, he shall be one of the three persons designated by the Founders to sit on the Board of Directors. Each Party further agrees to vote his or its Shares to remove any director whose removal is requested by the Parties who designated the election of such director. Any action required to be taken by the Founders under this
Section 6 shall be by vote of the Founders holding a majority of the shares then held by all Founders. Any action required to be taken by the Investors under this Section 6 shall be by vote of the Investors holding a majority of the Shares then held by all Investors.

         7. FINANCIAL STATEMENTS, REPORTS, ETC.. The Company shall furnish to each Investor:

                 (A) within one hundred twenty (120) days after the end of each fiscal year of the Company a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity, and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company, or, if the Company shall then be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "34 ACT"), a copy of the Form 10-K as such is filed with the Commission;

                 (B) within forty-five (45) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year) a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders' equity, and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of





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the end of such fiscal quarter and such consolidated statements of income, stockholders' equity, and cash flows to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, in each case with comparative statements for the corresponding period in the prior fiscal year, or, if the Company shall then be subject to the reporting requirements of the 34 Act, a copy of the Form 10-Q as such is filed with the Commission;

                 (C) within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year) a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders' equity, and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders' equity, and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year, provided that the Company's obligations under this Section 7(c) shall terminate upon the earlier of: (i) a firm commitment underwritten public offering of shares of Common Stock of the Company in which the aggregate price paid for such shares is equal to or greater than $10,000,000 at a per share price of at least $82.76 or (ii) the Company becoming subject to the periodic reporting requirements of the Exchange Act.

                 (D) at the time of delivery of each annual financial statement pursuant to Section 7(a), a certificate executed by the Chief Financial Officer of the Company stating that such officer has caused this Agreement and the terms of the Preferred Shares to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement or the Preferred Shares or, if such officer has such knowledge, specifying such default and the nature thereof;

                 (E) at the time of delivery of each monthly statement pursuant to Section 7(c), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

                 (F) in draft form within thirty (30) days prior to the start of each fiscal year, and in final form as soon as is practicable before the start of the fiscal year but in no event later than thirty (30) days after the start of each fiscal year, consolidated capital and operating expense budgets,cash flow projections, and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any material revisions to any of the foregoing;

                 (G) promptly following receipt by the Company, each audit response letter, accountant's management letter, and other written report submitted to the Company by its





Amended and Restated Stockholders' Agreement                              Page 6

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independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

                 (H) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations, and inquiries that could materially adversely affect the Company or any of its subsidiaries;

                 (I) promptly upon sending, making available, or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its stockholders or directors or files with the Commission; and

                 (J) promptly, from time to time, such other information regarding the business, prospects, financial conditions, operations, property, or affairs of the Company and its subsidiaries as such Investor reasonably may request.

         Notwithstanding the foregoing, the Company shall be obligated to provide the financial statements, reports, etc. described in this Section 7 to a transferee of an Investor only if (i) there is transferred to such transferee at least 100% of the total number of Preferred Shares originally issued pursuant to the Purchase Agreement to the direct or indirect transferor of such transferee, or (ii) such transferee is a partner, shareholder, or affiliate of a party hereto; provided, however, that in the event the number of transferees becomes excessive, as reasonably determined by the Company, the Company may request that the transferees appoint a single representative to act on their behalf and to receive all notices which any or all of them are entitled to receive pursuant to this Agreement.

         8. PROPERTIES, BUSINESS, INSURANCE. The Company shall maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient. The Company shall also maintain in effect "key person" life insurance policies, payable to the Company, on the lives of David W. Cross and John R. Lewis (so long as they remain employees of the Company), each in the amount of $1,000,000. The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy. If requested by Investors holding at least a majority of the outstanding Preferred Shares, the Company will add one designee of such Investors as a notice party for each such policy and shall request that the issuer of each policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

         9. INSPECTION, CONSULTATION, AND ADVICE. The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as it may designate, at such Investor's expense, to visit and inspect any of the properties of the Company and its subsidiaries,





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examine their books, discuss the affairs, finances, and accounts of the Company and its subsidiaries with their officers, employees, and public accountants
(and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances, and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances, and accounts, all at reasonable times and upon reasonable notice; provided; however, that inspection and other rights conferred herein on the Investor shall inure to the benefit of a transferee of Preferred Shares only if (i) there is transferred to such transferee at least 100% of the total number of Preferred Shares issued pursuant to the Purchase Agreement to the direct or indirect transferor of such transferee or (ii) such transferee is a partner, shareholder or affiliate of a party hereto; and further provided, however, that in the event the number of transferees becomes excessive, as reasonably determined by the Company, the Company may request that the transferees appoint a single representative to act on their behalf and to receive all notices which any or all of them are entitled to receive pursuant to this Agreement.

         10. RESTRICTIVE AGREEMENTS PROHIBITED. Neither the Company not any of its subsidiaries, if any, shall become a party to any agreement which by its terms restricts the Company's performance of the Series A Purchase Agreement, the Series B Purchase Agreement, the Amended and Restated Registration Rights Agreement, this Agreement, the Stock Repurchase Agreements or the Charter.

         11. TRANSACTIONS WITH AFFILIATES. Except for transactions contemplated by this Agreement or as otherwise approved by the Board of Directors, neither the Company nor any of its subsidiaries, if any, shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust, or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner, or holder of more than 5% of the outstanding capital stock thereof, except for transactions on customary terms related to such person's employment.

         12. EXPENSES OF DIRECTORS. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company or a representative of a shareholder of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any Committee thereof. The Company shall not reimburse any director who is a representative of the Investors for such expense.

         13. BOARD OF DIRECTORS MEETINGS. The Company shall use its best efforts to ensure that meetings of its Board of Directors are held at least four times each year and at least once each quarter.

         14. COMPENSATION. The Company shall not pay to its management compensation in excess of that compensation customarily paid to management in companies of similar size, of similar





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

maturity, and in similar businesses and shall not, in any event, exceed the compensation levels presented in the Business Plan without the approval of a majority of the Board of Directors.

         15. BY-LAWS. The Company shall at all times cause its By-laws to provide that, (a) unless otherwise required by the laws of the State of Delaware, (i) the Chairman of the Board of Directors, (ii) the President of the Company, (iii) a majority of the directors, or (iv) the holders of a majority of the issued and outstanding shares of the Company entitled to vote for the election of directors shall have the right to call a meeting of the stockholders, (b)(i) the Chairman of the Board of Directors, (ii) the President of the Company, or (iii) one-third of the directors (rounded up to the nearest whole number) shall have the right to call a meeting of the Board of Directors, and (c) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Charter. The Company shall at all times maintain provisions in its By-laws and/or Charter indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

         16. PERFORMANCE OF CONTRACTS. The Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the Employee Nondisclosure Agreements or the employment agreements without the approval of a majority of the Company's Board of Directors.

         17. VESTING OF RESERVED EMPLOYEE SHARES. Except as set forth on schedules to the Series A Purchase Agreement or the Series B Purchase Agreement, the Company shall not grant to any of its employees options to purchase shares of Common Stock pursuant to a stock option plan which will become exercisable at a rate in excess of 20% per annum from the date of such grant with the first vesting occurring after the first year of employment (except in the case of merger, consolidation, sale of all (or substantially all) of the assets of the Company, or other business combination involving the sale or transfer of all (or substantially all) of the capital stock of the Company in which the Company is not the surviving entity, or, if it is the surviving entity, either (i) does not survive as an operating ongoing concern in substantially the same line of business, or (ii) is controlled by persons or entities previously unaffiliated with the Company, in which case such shares may vest immediately), without the approval of a majority of the Company's Board ofDirectors. The Company shall reserve a right of first refusal to purchase any shares of Common Stock issued to a optionee under a stock option plan if such person wishes to transfer any of such shares at any time before the closing of an underwritten public offering under the Securities Act, with respect to the Company's Common Stock.

         18. EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENTS. The Company shall obtain, and shall use its best efforts to cause its subsidiaries to obtain, appropriate employee nondisclosure agreements or equivalent agreements from all future officers, key employees and other employees, who will have access to confidential information of the Company or any of its subsidiaries, upon their employment by the Company or any of its subsidiaries.





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

         19. PURCHASES, DISTRIBUTIONS AND DIVIDENDS. The Company shall not, without the consent of the holders of at least a majority of the then outstanding Preferred Shares, purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Preferred Shares, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Company who acquired such shares directly from the Company, if each such purchase is made pursuant to contractual rights held by the Company relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Company for such shares.

         20. U.S. REAL PROPERTY INTEREST STATEMENT. Upon a written request by any Investor, the Company shall provide such Investor with a written statement informing the Investor whether such Investor's interest in the Company constitutes a U.S. real property interest. The Company's determination shall comply with the requirements of Treasury Regulation section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company's written statement to any Investor shall be delivered to such Investor within ten (10) days of such Investor's written request therefor. The Company's obligation to furnish a written statement pursuant to this Section 20 shall continue notwithstanding the fact that a class of the Company's stock may be regularly traded on an established securities market.

         21. TERMINATION. This Agreement, and the respective rights and obligations of the Parties, shall terminate on the sooner of (a) the fourth anniversary of the date of this Agreement, or (b) the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of Common Stock approved by the Company's Board of Directors. In addition, the rights of a Party to purchase securities pursuant to Section 2 shall terminate on the date such Party shall own less than 20% of the shares of Common Stock owned by such Party on the date hereof (treating such Party, for the purposes of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Party, upon the conversion, exercise or exchange of securities that are convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise and exchange of all such securities held by other persons).

         22. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered, telecopied or mailed by first class, registered or certified mail, postage prepaid, to each Party at its respective address set forth on Schedules I and II hereof, or to such other address as the addressee shall have furnished to the other Parties hereto in the manner prescribed by this Section 22.





Amended and Restated Stockholders' Agreement                             Page 10

         23. SPECIFIC PERFORMANCE. The rights of the Parties under this Agreement are unique and, accordingly, the Parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

         24. LEGEND. The certificates representing the Shares subject to this Agreement shall bear on their face a legend substantially as follows:

         "The shares represented by this certificate are subject to all the terms and conditions of a certain Amended and Restated Stockholders' Agreement dated as of December 20, 1995, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

         25. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter, including but not limited to the Stockholders Agreement dated December 30, 1994 and upon execution hereof said Stockholders Agreement dated December 30, 1994, shall be terminated and of no further force or effect.

         26. WAIVERS AND FURTHER AGREEMENTS. Any of the provisions of this Agreement may be waived with the written consent of (a) Founders owning a majority of the Founders Shares then owned by all Founders which waiver shall bind all of the Founders and (b) Investors owning a majority of the Shares then owned by all Investors which waiver shall bind all of the Investors. The foregoing sentence shall not apply to Sections 2 and 3. Any waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         27. AMENDMENTS. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by (a) Founders owning a majority of the Founders Shares then owned by all Founders which amendment shall bind all of the Founders and (b) Investors owning a majority of the Shares then owned by all Investors.

         28. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.





Amended and Restated Stockholders' Agreement                             Page 11

         29. ADDITIONAL SHARES OF STOCK. The Company shall not issue any equity securities or subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire equity securities to any person who is not a Party unless the person to whom such equity securities or subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire equity securities are issued agrees, in a writing delivered simultaneously with such issuance, to become bound by the transfer restrictions and rights of first refusal to the Company similar to those set forth herein.

         30. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         31. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
A facsimile transmission of a signature hereto shall be deemed for all purposes to be an original signature.

         32. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         33. CONTINUATION OF EMPLOYMENT. Nothing in this Agreement shall create an obligation on the Company or the Parties to continue any person's employment with the Company.

         34. PRIOR STOCKHOLDERS AGREEMENT TERMINATED. The Company and the Founders previously entered into that certain Stockholders Agreement dated as of September 22, 1994 (the"PRIOR STOCKHOLDERS AGREEMENT"). The Company and Founders agree that as of the date hereof the Prior Stockholders Agreement is terminated and that all rights and obligations arising thereunder are null and void, and each of the Company and the Founders release all the other parties to the Prior Stockholders Agreement from any and all claims, liabilities, and obligations arising out of or in connection with the Prior Stockholders Agreement.

         35. LIABILITY. None of the Founders or Investors shall be personally liable to any party for a breach by the Company of its obligations hereunder.

         36. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri, without reference to conflicts of law principals.





Amended and Restated Stockholders' Agreement                            Page 12

        IN WITNESS WHEREOF, the parties hereto have set their hand as of this 20th day of December, 1995.

COMPANY:                              TRANSITIONAL CARE OF AMERICA, INC.


                                     By:   David W. Cross
                                        --------------------------------------
                                           David W. Cross


FOUNDERS:                            David W. Cross
                                     -----------------------------------------
                                     David W. Cross

                                     John R. Lewis
                                     -----------------------------------------
                                     John R. Lewis

                                     David L. Steffy
                                     -----------------------------------------
                                     David L. Steffy


                                     REHABCARE GROUP, INC.

                                     By:   James M. Usdan
                                        --------------------------------------
                                                 Authorized Officer


                                     THREE ARCH PARTNERS
                                     By:   Wilfred E. Jaeger
                                        --------------------------------------
                                           Wilfred E. Jaeger, M.D.,
                                           General Partner


                                     THREE ARCH ASSOCIATES, L.P.

                                     By:  Wilfred E. Jaeger
                                        --------------------------------------
                                          Wilfred E. Jaeger, M.D.,
                                          General Partner






Amended and Restated Stockholders' Agreement                            Page 13

INVESTORS:                            SIERRA VENTURES IV, L.P.

                                      By:  James B. Tananbaum
                                         -------------------------------------
                                           James B. Tananbaum, Venture Partner


                                      SIERRA VENTURES IV INTERNATIONAL, L.P.

                                      By:  James B. Tananbaum
                                         -------------------------------------
                                           James B. Tananbaum, Venture Partner


                                      WPG ENTERPRISE FUND II, L.P.
                                          By:  WPG VENTURE PARTNERS III, L.P.,
                                                Its General Partner

                                      By:  Ellen M. Feeney
                                         -------------------------------------
                                           Ellen M. Feeney, General Partner


                                      WEISS, PECK & GREER VENTURE ASSOCIATES
                                         III, L.P.
                                          By:  WPG VENTURE PARTNERS III, L.P.,
                                                Its General Partner

                                      By:  Ellen M. Feeney
                                         -------------------------------------
                                           Ellen M. Feeney, General Partner

                                      LIFE SCIENCE ENTREPRENEUR FUND


                                      By: Brian C. Cunningham
                                         -------------------------------------
                                          Brian C. Cunningham,
                                            Administrative Partner





Amended and Restated Stockholders' Agreement                             Page 14

                                     SCHRODER VENTURES LIMITED PARTNERSHIP
                                         By:  SCHRODER VENTURE MANAGEMENT, L.P.
                                               Its General Partner

                                         By:  SCHRODER VENTURE MANAGERS, INC.
                                               Its General Partner

                                    By:   Peter Everson
                                        -------------------------------------
                                          Peter Everson, Director &
                                            Vice President


                                     SCHRODERS INCORPORATED


                                     By:  Jeffrey J. Collinson
                                         -------------------------------------
                                          Jeffrey J. Collinson, Attorney-in-Fact



                                     SCHRODER VENTURES U.S. TRUST
                                         By:  SCHRODER INTERNATIONAL TRUST
                                               COMPANY LIMITED, Trustee

                                    By:   Peter Everson
                                        -------------------------------------
                                          Peter Everson, Director

                                     THREE ARCH PARTNERS, L.P.

                                     By:  Wilfred E. Jaeger, M.D.
                                         -------------------------------------
                                          Wilfred E. Jaeger, M.D.


                                     THREE ARCH ASSOCIATES, L.P.


                                     By:  Wilfred E. Jaeger, M.D.
                                         -------------------------------------
                                          Wilfred E. Jaeger, M.D.






Amended and Restated Stockholders' Agreement                             Page 15

                                     ALTA V LIMITED PARTNERSHIP
                                         By:  ALTA V MANAGEMENT PARTNERS, L.P.


                                     By:  Guy P. Nohra
                                        --------------------------------------
                                                   General Partner


                                     CUSTOMS HOUSE PARTNERS

                                     By:   J. DeLeage
                                        --------------------------------------


                                     MAYFIELD VIII

                                     By:   Wende S. Hutton
                                        --------------------------------------
                                           Wende S. Hutton, General Partner

                                     MAYFIELD ASSOCIATES FUND II

                                     By:   Wende S. Hutton
                                        --------------------------------------
                                           Wende S. Hutton, General Partner





Amended and Restated Stockholders' Agreement                             Page 16

                                   SCHEDULE I


 David L. Steffy                                         Three Arch Partners, L.P.
 Mountain Pacific Equities                               2800 Sand Hill Road
 6 Cypress Point                                         Suite 270
 New Port beach, California 92660                        Menlo Park, California  94025

 David W. Cross                                          Three Arch Associates, L.P.
 10 Lindworth Drive                                      2800 Sand Hill Road
 St. Louis, Missouri  63124                              Suite 270
                                                         Menlo Park, California  94025

 John R. Lewis                                           RehabCare Group, Inc.
 342 Woodcliffe Place Drive                              7733 Forsyth Boulevard
 Chesterfield, Missouri  63005                           17th Floor
                                                         St. Louis, Missouri  63105





Amended and Restated Stockholders' Agreement                             Page 17

                                  SCHEDULE II

 Alta V. Limited Partnership                             Schroder Ventures Limited
 c/o Burr, Egan, Deleage & Co.                             Partnership
 One Embarcadero Center                                  c/o Collinson Howe Venture Partners, Inc.
 Suite 4050                                              1055 Washington Boulevard
 San Francisco, California  94111                        Stamford, California  06901

 Customs House Partners                                  Schroder Ventures U.S. Trust
 c/o Burr, Egan, Deleage & Co.                           c/o Collinson Howe Venture Partners, Inc.
 One Embarcadero Center                                  1055 Washington Boulevard
 Suite 4050                                              Stamford, California  06901
 San Francisco, California  94111

 Sierra Ventures IV, L.P.                                Schroders Incorporated
 3000 Sand Hill Road                                     c/o Collinson Howe Venture Partners, Inc.
 Building Four, Suite 210                                1055 Washington Boulevard
 Menlo Park, California  94025                           Stamford, California  06901

 Sierra Ventures IV International, L.P.                  Three Arch Partners, L.P.
 3000 Sand Hill Road                                     2800 Sand Hill Road
 Building Four, Suite 210                                Suite 270
 Menlo Park, California  94025                           Menlo Park, California  94025

 Weiss, Peck & Greer Venture                             Three Arch Associates, L.P.
   Associates III, L.P.                                  2800 Sand Hill Road
 555 California Street                                   Menlo Park, California  94025
 Suite 4760
 San Francisco, California  94104

 WPG Enterprise Fund II, L.P.                            Mayfield VIII
 555 California Street                                   2800 Sand Hill Road
 Suite 4760                                              Menlo Park, California  94025
 San Francisco, California  94104

 Life Science Entrepreneur Fund                          Mayfield Associates Fund II
 c/o Weiss, Peck & Greer Associates                      2800 Sand Hill Road
    III, L.P.                                            Menlo Park, California  94025
 555 California Street
 Suite 4760
 San Francisco, California  94104





Amended and Restated Stockholders' Agreement                             Page 18